November 25, 2019

Raffi M. Asadorian
Chief Financial Officer
ACELRX PHARMACEUTICALS INC
351 Galveston Drive
Redwood City, CA 94063

       Re: ACELRX PHARMACEUTICALS INC
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 7, 2019
           File No. 001-35068

Dear Mr. Asadorian:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Life
Sciences